EXHIBIT 99.1

GOODRICH PETROLEUM CORPORATION ANNOUNCES RECORD

EARNINGS IN THIRD QUARTER 2004

Houston, Texas – November 11, 2004. Goodrich Petroleum Corporation today announced financial and operating results for the third quarter ended September 30, 2004. The Company reported a record level of quarterly revenues, earnings and cash flow from operations.

REVENUES

Total revenues for the three months ended September 30, 2004 increased by 52% to $12,182,000 versus $7,995,000 for the three months ended September 30, 2003. On a sequential basis, revenues increased by 30% for the three months ended September 30, 2004 versus the second quarter of 2004. The 2004 revenue amount reflects a 30% increase in oil and gas production volumes over the prior year period, due to recent successful well completions in both the Cotton Valley Trend of East Texas and Northwest Louisiana as well as in the Company’s core area of South Louisiana. Average net oil and gas prices received by the Company for the quarter, after giving effect to the Company’s hedging activities, increased by approximately 12% compared to the third quarter of 2003 and approximately 8% compared to the second quarter of 2004.

Total revenues for the nine months ended September 30, 2004 increased by 41% to $32,474,000 versus $22,956,000 for the nine months ended September 30, 2003. The 2004 revenue amount reflects a 26% increase in oil and gas production volumes, due to the recent successful well completions, as well as the increase of approximately 12% in average net oil and gas prices received by the Company.

NET INCOME

Net income for the three months ended September 30, 2004 was $4,337,000, or $0.21 per basic share, compared to $1,225,000, or $0.07 per basic share in the prior year period. Net income applicable to common stock was $4,179,000, or $0.21 per basic share, in the three months ended September 30, 2004, compared to $1,067,000, or $0.06 per basic share, in the three months ended September 30, 2003.

Net income for the nine months ended September 30, 2004 was $9,352,000, or $0.49 per basic share, compared to $2,183,000, or $0.12 per basic share in the prior year period. Net income applicable to common stock was $8,877,000, or $0.46 per basic share, in the nine months ended September 30, 2004, compared to $1,708,000, or $0.09 per basic share, in the nine months ended September 30, 2003.

CASH FLOW

Discretionary cash flow, defined as net cash flow from operations before changes in working capital, plus seismic expense, increased to $9,046,000 in the three months ended September 30, 2004, compared to $4,342,000 in the three months ended September 30, 2003. After deducting seismic expense of $1,156,000, net cash provided by operating activities was $10,457,000 in the three months ended September 30, 2004, as net changes in working capital resulted in an increase of $2,567,000 in operating cash flow, compared to $328,000 in the three months ended September 30, 2003 (see accompanying table for a reconciliation of discretionary cash flow from operations, before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

Discretionary cash flow increased to $21,283,000 in the nine months ended September 30, 2004, compared to $12,154,000 in the nine months ended September 30, 2003. After deducting seismic expense of $2,275,000, net cash provided by operating activities was $24,108,000 in the nine months ended September 30, 2004, as net changes in working capital resulted in an increase of $5,100,000 in operating cash flow, compared to a decrease of $1,284,000 in the nine months ended September 30, 2003 (see accompanying table for a reconciliation of discretionary cash flow from operations before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

PRODUCTION

Net production volumes in the three months ended September 30, 2004 increased by approximately 30% to 1,439,698 Mcf of gas and 120,904 barrels of oil, or 2.17 billion cubic feet equivalent (“Bcfe”), versus 814,198 Mcf of gas and 141,843 barrels of oil, or 1.67 Bcfe in the three months ended September 30, 2003. On a sequential basis, net production volumes for the quarter also increased by approximately 29% over the second quarter of 2004. The Company estimates that the impact of Hurricane Ivan in mid September reduced its overall production volumes in the third quarter of 2004 by approximately 5%.

Net production volumes in the nine months ended September 30, 2004 increased by approximately 26% to 3,457,886 Mcf of gas and 366,295 barrels of oil, or 5.66 Bcfe, versus 2,306,721 Mcf of gas and 366,310 barrels of oil, or 4.50 Bcfe in the nine months ended September 30, 2003.

CAPITAL EXPENDITURES

Capital expenditures totaled $12,422,000 in the three months ended September 30, 2004, compared to $4,700,000 in the three months ended September 30, 2003. In the nine months ended September 30, 2004, capital expenditures totaled $28,809,000 compared to $15,371,000 in the nine months ended September 30, 2003. In the nine months ended September 30, 2004, the Company participated in the drilling of a total of 27 new wells and workovers. Of the 15 new wells that have been drilled to date, 14 have been successfully completed for an overall success rate of 94%. Capital expenditures in the nine months ended September 30, 2004 were financed largely out of cash flow from operations and were supplemented by net borrowings of $5.5 million under the Company’s senior credit facility.

The Company expects to finance its remaining 2004 capital expenditures through a combination of cash flow from operations and borrowings under existing credit facilities. The Company’s senior secured borrowing base was recently increased from $28 million to $32 million and the Company has also entered into a non-binding agreement for a subordinated bank credit facility of up to $15 million that could be available to finance the increased capital expenditures.

OPERATIONAL UPDATE

Cotton Valley – The Company’s increased 2004 capital expenditure budget of $45 million includes approximately 50% which has been designated for leasing, exploration and development activities in the Cotton Valley Trend. The Company has drilled and completed eight (8) Cotton Valley wells in 2004 and these wells have an average initial flow rate of approximately 1,200 Mcf per day per well. While some of the eight (8) wells have not been online and producing for a full thirty days, the Company estimates the initial thirty day average production rate will be approximately 900 Mcf per day per well. In addition to the eight wells online and producing, the Company has drilled and set production casing through the Cotton Valley on two (2) additional wells which are expected to be completed during November 2004.

Production from the initial Cotton Valley wells commenced in June 2004, and taking into account the expected decline following the initial 30 day period, the current gross production from the eight (8) successfully completed wells is approximately 5,200 Mcf per day, or 3,500 Mcf per day net to the Company. The Company currently has two rigs under contract which are active drilling additional Cotton Valley wells and a third rig which is under contract and expected to commence drilling operations in November. The Company continues to estimate that it will have drilled fourteen (14) to fifteen (15) Cotton Valley wells prior to year end 2004, with an average retained working interest of approximately eighty-eight percent (88%).

Lafitte Field – In South Louisiana, the Company has participated in the drilling of two prospects, as well as the recompletion of several existing wells in the Lafitte Field. Of the new prospects, the Calloway Gardens prospect well resulted in a dry hole and the Inverness Prospect resulted in a successful completion. The Inverness Prospect well, the Kerner No.22, commenced production at the end of October and has averaged 585 barrels of oil per day and 105 Mcf of gas per day through November 4, 2004. The Company has an approximate forty-nine percent (49%) working interest in the Inverness Prospect.

OTHER INFORMATION. In this press release, the Company refers to a non-GAAP financial measure called net cash flow from operations before changes in working capital because of management’s belief that this measure is a financial indicator of the Company’s ability to internally generate operating funds. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Net cash flow from operations before changes in working capital should not be considered an alternative to net cash provided by operating activities, as defined by GAAP.

As announced on March 30, 2004, the Company has restated its financial statements for the years ended December 31, 2001 and 2002 and the first three quarters of 2003 due to the correction of a systematic error in the calculations of its non-cash depreciation, depletion and amortization expense since 1997. The effects of the restatement on the Company’s previously issued financial statements for the three months and nine months ended September 30, 2003 are reflected herein. The restatement adjustments had no impact on the Company’s oil and natural gas reserves, working capital or cash flow from operating, investing or financing activities.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

	Three Months Ended September 30,
	2004	2003
		(Restated)
Selected Income Data

Total Revenues	$12,182,472	$7,994,758

Lease Operating Expense	1,887,265	1,290,878
Production Taxes	889,324	566,864
Depletion, Depreciation and Amortization	3,219,746	2,186,782
Exploration	1,864,640	384,501
General and Administrative	1,640,513	1,365,446
Interest Expense	317,447	324,148

Total Expenses	9,818,935	6,118,619

Gain (Loss) on Sale of Assets and Litigation Judgment	2,045,748	8,438

Net Income Before Income Taxes	4,409,285	1,884,577
Income Taxes	71,891	659,601

Net Income	4,337,394	1,224,976
Preferred Stock Dividends	158,201	158,366

Net Income Applicable to Common Stock	$4,179,193	$1,066,610

Net Income Per Share - Basic
Net Income	$0.21	$0.07

Net Income Applicable to Common Stock	$0.21	$0.06

Net Income Per Share - Diluted
Net Income	$0.21	$0.06

Net Income Applicable to Common Stock	$0.20	$0.05

Average Common Shares (Basic)	20,221,358	18,113,947
Average Common Shares (Diluted)	21,091,390	20,587,056

Selected Cash Flow Data

Discretionary cash flow from operations, before changes in working capital (non GAAP)	$9,046,022	$4,342,347
Seismic expense	(1,155,930)	—
Net changes in working capital	2,566,868	328,328

Net cash provided by operating activities (GAAP)	$10,456,960	$4,670,675

Selected Operating Data

Net Natural Gas Produced (Mcf)	1,439,698	814,198
Average Price (per Mcf)	$5.42	$5.48
Net Crude Oil Produced (Bbl)	120,904	141,843
Average Price (per Bbl)	$35.99	$24.79
Total Production (Mcfe)	2,165,122	1,665,256
Average Price (per Mcfe)	$5.61	$4.79

	Nine Months Ended September 30,
	2004	2003
		(Restated)
Selected Income Data

Total Revenues	$32,474,194	$22,955,977

Lease Operating Expense	5,078,643	4,559,167
Production Taxes	2,178,325	1,613,727
Depletion, Depreciation and Amortization	8,453,944	6,311,896
Exploration	3,881,443	1,829,454
General and Administrative	4,473,296	3,992,792
Interest Expense	788,590	745,999

Total Expenses	24,854,241	19,053,035

Gain (Loss) on Sale of Assets and Litigation Judgment	1,986,903	(228,829)

Net Income Before Income Taxes	9,606,856	3,674,113
Income Taxes	254,974	1,285,435

Net Income Before Cumulative Effect	9,351,882	2,388,678
Cumulative Effect of Change in Accounting Principle	—	(205,293)

Net Income	9,351,882	2,183,385
Preferred Stock Dividends	474,770	475,098

Net Income Applicable to Common Stock	$8,877,112	$1,708,287

Net Income Per Share - Basic
Net Income Before Cumulative Effect	$0.49	$0.13
Cumulative Effect of Change in Accounting Principle	—	(0.01)

Net Income	$0.49	$0.12

Net Income Applicable to Common Stock	$0.46	$0.09

Net Income Per Share - Diluted
Net Income Before Cumulative Effect	$0.47	$0.12
Cumulative Effect of Change in Accounting Principle	—	(0.01)

Net Income	$0.47	$0.11

Net Income Applicable to Common Stock	$0.44	$0.08

Average Common Shares (Basic)	19,228,728	18,042,332
Average Common Shares (Diluted)	20,044,793	20,363,832

Selected Cash Flow Data

Discretionary cash flow from operations, before changes in working capital (non GAAP)	$21,282,699	$12,153,578
Seismic expense	(2,275,180)	—
Net changes in working capital	5,100,255	(1,284,323)

Net cash provided by operating activities (GAAP)	$24,107,774	$10,869,255

Selected Operating Data

Net Natural Gas Produced (Mcf)	3,457,886	2,306,721
Average Price (per Mcf)	$5.91	$5.26
Net Crude Oil Produced (Bbl)	366,295	366,310
Average Price (per Bbl)	$32.35	$28.30
Total Production (Mcfe)	5,655,656	4,504,581
Average Price (per Mcfe)	$5.72	$4.99